Exhibit 10.14

September 5, 2006

Ms. Susan H. Marks

225 Fairview Avenue

Deerfield, IL 60015

Re: Employment Termination and General Release Agreement

Dear Sue,

This letter sets forth the terms of your separation from the Company.

1.	You, Solo Cup Operating Corporation (the “Company”) and Solo Cup Investment Corporation (“SCIC”) acknowledge and agree that (i) your employment with the Company ceased as of July 11, 2006 (“Termination Date”), (ii) effective as of the Termination Date, you no longer held any positions as an officer or employee of the Company, SCIC or any of their respective parents, subsidiaries and affiliates, (iii) no compensation shall be paid to you in connection with the termination of your employment except as set forth in this agreement and (iv) you will not be entitled to receive an annual bonus for the 2006 fiscal year for the reason described in Exhibit A hereto.

2.	The Employment Agreement entered into by you, the Company and SCIC dated as of April 14, 2004, (the “Employment Agreement”) was terminated and had no further force or effect as of the Termination Date; provided, that Sections 7.1, 7.2, 7.3 and 7.4 of the Employment Agreement shall remain in full force and effect in accordance with their terms and are incorporated herein in full by reference including any related definitions; and provided further that your post-termination rights under Section 4.2 of the Employment Agreement shall be settled by this agreement. Any amounts payable under item 3 under the heading of “other” on Exhibit A will be subject to reduction or termination as the result of your employment by another employer or self-employment.

3.	Subject to your compliance with the terms of this agreement, including those incorporated by reference, and provided that you consent to the release set forth in paragraph 7 below and do not revoke such release within the time frame provided therein for such revocation, as contemplated by the terms of the Employment Agreement, you shall be entitled to receive from the Company the payments and benefits set forth in Exhibit A hereto. The specific dollar amount of such payments, the timing of such payments and all other monetary or in kind obligations of the Company and SCIC to you are set forth in Exhibit A hereto. Payment of the amounts set forth on Exhibit A shall be less all applicable federal, state and local withholding taxes and shall in no event commence prior to the Effective Date of this agreement, as defined below in paragraph 13. Your eligibility to participate in the Company’s benefit plans, programs and perquisites will terminate as of the Termination Date, except as expressly provided in Exhibit A.

4.	You acknowledge and agree that you are party to the Solo Cup Investment Corporation Stock Option Award Agreement under the 2004 Management Investment and Incentive

Compensation Plan entered into by you and SCIC dated as of April 14, 2004, (the “Award Agreement”). You and SCIC hereby agree that your rights under the Award Agreement shall be as set forth under item 2 under the heading of “other” on Exhibit A. Effective as of the Effective Date, as defined below in paragraph 13, the Award Agreement shall terminate and shall thereafter be of no force or effect.

5.	You acknowledge and agree that you are party to the Convertible Preferred Unit Award Agreement entered into by you and SCIC dated as of April 14, 2004, (the “CPU Agreement”). You and SCIC hereby agree that your rights under the CPU Agreement shall be as set forth under item 4 under the heading of “cash payments” on Exhibit A. Effective as of the Effective Date, as defined below in paragraph 13, the CPU Agreement shall terminate and shall thereafter be of no force and effect.

6.	You acknowledge and agree that you are the current holder of 67 shares of Convertible Participating Preferred Stock of Solo Investment (“CPPS”). You further acknowledge and agree that you own no other equity interest in Solo Investment. Your 67 shares of CPPS are hereby redeemed as set forth under item 5 under the heading of “cash payments” on Exhibit A. In connection with this agreement, you agree that you are no longer a stockholder of Solo Investment and hereby agree that you no longer have any rights under the Stockholders’ Agreement by and among Solo Investment, Solo Cup Company, SCC Holding Company LLC, Vestar Capital Partners IV, L.P. and certain other parties dated as of February 27, 2004 (the “Stockholders’ Agreement”) or the Registration Rights Agreement by and among Solo Investment and certain other parties dated as of February 27, 2004 (the “Registration Rights Agreement”).

7.

In consideration of the payments and benefits to be provided to you pursuant to paragraph 3 above, and as contemplated by Section 4.2 of the Employment Agreement, you voluntarily, knowingly and willingly release and forever discharge the Company, Solo Cup Company, a Delaware corporation, SCIC and any of their respective parents, subsidiaries and affiliates, at any level, together with all of their respective past and present directors, managers, officers, shareholders, partners, employees, agents, attorneys, servants and clients and each of their predecessors, successors and assigns (collectively referred to in this agreement as the “Releasees”), from any and all charges, complaints, claims, promises, agreements, obligations, damages, liabilities, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against them, you or your executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising to the time you sign this agreement. This release includes, but is not limited to, any rights or claims relating in any way to your employment relationship with the Company or SCIC or the termination thereof, or under any statute, including the federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, and the Illinois Human Rights Act, the City of Chicago Human Rights Ordinance or the Cook County Human Rights Ordinance, each as amended, or any other federal, state or local law, regulation, ordinance, or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between you and the Company or any of the Releasees, except that the foregoing shall not preclude you from pursuing your rights to payment pursuant to this agreement or enforcing your rights under this agreement. Further, and by way of example, this waiver and release includes all claims for wrongful employment termination or breach of contract and any other claim whatsoever, including, but not limited to, claims relating to public policy or tort claims, retaliatory discharge claims, defamation claims, intentional infliction of emotional distress claims, invasion of privacy claims, personal injury claims, claims for back pay, claims for compensatory and/or punitive damages, claims for costs and/or attorneys’ fees, claims relating to legal restrictions on the Company’s right to terminate employees or pursuant to any other claims whatsoever, arising out of or relating to your employment with and/or separation of employment from the Company and/or any other occurrence to the date of this agreement or the Employment Agreement.

8.	You represent that you have not filed against the Company, the Releasees and/or their respective owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions and subsidiaries (collectively referred to in this agreement as the “Related Persons”), any complaints, charges or lawsuits arising out of your employment by the Company, or any other matter arising on or prior to the date you sign this agreement. You covenant and agree that you will not seek recovery against the Company, the Releasees or any of their respective Related Persons arising out of any of the matters set forth in paragraphs 7 or 8 of this agreement; provided, however, that this shall not limit you from commencing a proceeding for the sole purpose of enforcing your rights under this agreement.

9.	You represent that you have returned or will immediately return to the Company all “Company Information,” including without limitation, mailing lists, reports, files, memoranda, records and software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which you received or prepared or helped prepare in connection with your employment with the Company, and you will not retain any copies, duplicates, reproductions or excerpts thereof in any form whatsoever. The term “Company Information” as used in this agreement means (a) confidential information of the Company, including without limitation information received from third parties under confidential conditions, and (b) other technical or non-technical information, business or marketing plans, personnel or telephone directories, computer programs, procedures, technology or records, operating procedures manuals, financial information, leases, budgets, rent rolls or customer lists, pricing information, intellectual property or trade secrets, or any other proprietary information related to the business of the Company, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company or its affiliates.

10.	You acknowledge that in the course of your employment with the Company you have acquired Company Information as defined above in paragraph 9. You understand and agree that such Company Information has been disclosed to you in confidence and for the use of only the Company. You acknowledge that you have no ownership right or interest in any Company Information used or developed during the course of your employment. You understand and agree that (i) you will keep such Company Information confidential at all times after your employment with the Company, and (ii) you will not make use of Company Information on your own behalf, or on behalf of any third party.

11.

You agree that at all times hereafter you will not make, or cause to be made, any public statement, observation or opinion that (a) accuses or implies that the Company or any of the Releasees engaged in any wrongful, unlawful or improper conduct, whether relating to your employment with the Company or the termination thereof, the business or operations of the Company or any of the Releasees or otherwise; or (b) disparages, impugns or in any way reflects adversely upon the business or reputation of the Company or any of the Releasees. Nothing in this paragraph 11 shall prevent you from truthfully responding in connection with governmental inquiries or as required by subpoena, court order or legal process.

12.	The Company advises you to consult with an attorney of your choosing prior to signing this agreement. You understand and agree that you have the right and have been given the opportunity to review this agreement and, specifically, the release in paragraph 7, with an attorney of your choice should you so desire.

13.

You have at least twenty-one (21) days to consider the terms of this agreement, although you may choose to sign this agreement and return it to the Company sooner if you so desire. Furthermore, once you have signed this agreement and returned it to the Company, you have seven (7) additional days from the date you sign it to revoke your consent, in which case this agreement shall become null and void. In order to revoke your consent, you must inform the Company by written notice addressed to Solo Cup Company, 1700 Old Deerfield Road, Highland Park, IL. 60035, Attn: General Counsel, no later than the close of business of the seventh (7th) day following the date that you sign this agreement. If no such revocation occurs, this agreement shall become effective on the eighth (8th) day following the day you sign the agreement (referred to in this agreement as the “Effective Date”), when the right to revoke acceptance shall have expired. This agreement is of no legal force or effect, and the Company shall have no obligation to make the payments indicated in paragraph 3 above and set forth on Exhibit A, until the Effective Date.

14.	The Company’s offer to you of this agreement and the payments set forth herein are not intended to, and shall not be construed as, an admission of liability by the Company or SCIC to you or of any improper conduct on the Company’s or SCIC’s part, all of which the Company and SCIC specifically deny.

15.	You agree that this agreement shall remain confidential and shall not be disclosed to any person, except (a) to your immediate family and as may be required for obtaining legal or tax advice; (b) for the filing of income tax returns or required financial disclosures; or (c) as may be required by law, governmental regulations or in any proceeding to enforce this agreement. In the event of any disclosure to immediate family or a legal or tax advisor, you shall require any person receiving such information to maintain its confidentiality.

16.	You represent that in executing this agreement you have not relied upon any representation or statement not set forth herein with regard to the subject matter, basis or effect of this agreement or otherwise. The terms described in this letter including Exhibit A hereto constitute the entire agreement between us relating to the subject matter hereof and may not be altered or modified in any way other than in a writing signed by you and the Company. This agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. The agreement will be governed by the law of Illinois, without reference to its choice of law rules.

If the above sets forth our agreement as you understand it and consent to it, please so signify by executing the enclosed copy of this letter and returning it to the undersigned.

SOLO CUP INVESTMENT CORPORATION

By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	President, CEO

SOLO CUP OPERATING CORPORATION

By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	President, CEO

Agreed to and Accepted:

/s/ Susan H. Marks

Dated: 9/5/06

EXHIBIT A

The items listed below are subject to the terms and conditions of this agreement.

Cash Payments:

1. Any unreimbursed business expenses properly incurred by you in accordance with Company policy prior to the Termination Date will be paid to you on the next regular Company payroll date following the Effective Date of this agreement, as defined above in paragraph 13, less all applicable federal, state and local withholding taxes and other appropriate deductions.

2. $10,108, which represents six days of vacation to which you were entitled as of the Termination Date but which remained unused as of the Termination Date, will be paid to you on the next regular Company payroll date following the Effective Date of this agreement, as defined above in paragraph 13, less all applicable federal, state and local withholding taxes and other appropriate deductions.

3. $657,000, which represents, in the aggregate, your current monthly base salary that would have been paid to you over the 18-month period following the Termination Date, will be paid to you in accordance with the attached schedule in substantially equal installments over the 9 month period following the Effective Date of this agreement, as defined above in paragraph 13, commencing in the first month following the month in which the Effective Date occurs, less all applicable federal, state and local withholding taxes and other appropriate deductions, including severance amounts already paid.

4. In full satisfaction of your rights under the Convertible Preferred Unit Agreement, $32,000, which represents $1,000 multiplied by the 32 Convertible Preferred Units credited to your account under the 2004 Plan, will be paid to you on the next regular Company payroll date following the Effective Date of this agreement, as defined above in paragraph 13, less all applicable federal, state and local withholding taxes and other appropriate deductions.

5. $67,000 which represents the agreed upon redemption price of $1,000 per share of CPPS multiplied by 67 shares of CPPS purchased by you under the Subscription Agreement entered into by you and Solo Investment dated as of April 14, 2004. Please note that no taxes will be withheld by the Company in connection with the redemption of the CPPSs and you shall be solely responsible for the payment of any such taxes.

Other:

1. There will be no unpaid amounts of salary or bonus previously accrued to your benefit as of the Termination Date. You are not eligible to earn an annual bonus for fiscal year 2006 as you are no longer employed by the Company as of the Termination Date.

2. You acknowledge and agree that, pursuant to the terms of the Award Agreement, 37,696 options were vested and remained outstanding as of the Termination Date (the “Outstanding Options”) and all other options expired unexercised as of the Termination Date. The Outstanding Options shall be subject to the terms and conditions of the Award Agreement and the 2004 Management Investment and Incentive Compensation Plan (the “2004 Plan”), including, without limitation, Section 3.9(b) of the Stockholders’ Agreement, as defined in the

2004 Plan. The parties agree that the current Fair Market Value (as defined in the Stockholders’ Agreement) of the Common Stock of the Company1 is equal to or less than the exercise price applicable to the Outstanding Options as of the Termination Date. Accordingly, you and the Company agree that (i) the Company shall have exercised its call right under Section 3.9(b) of the Stockholders’ Agreement to purchase the Outstanding Options for a purchase price of $0.00, equal to the excess of the per share Fair Market Value of the Common Stock over the exercise price and (ii) you shall have no further rights in respect of the Outstanding Options as of the Termination Date.

3. You will continue to receive coverage under the Company’s group health, vision and dental plans until the earlier to occur of (i) the 18-month anniversary of the Termination Date or (ii) the date you are provided similar coverage by a new employer. Coverage for the period will be maintained under the Company benefit plan through COBRA, the premiums for which will be paid by the Company.

4. You will be contacted separately regarding your available options under the Company’s Profit Sharing 401(k) plan.

[1]

Fair Market Value is the price, expressed in terms of cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arms length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge and facts.

The Fair Market Value of the common stock of SCIC as of the date of this agreement is based upon an analysis using a market value approach. Information compiled by Goldman, Sachs & Company was relied upon which contains historical acquisition multiples paid by companies in similar industries. The Goldman Sachs report provides acquisition data from 1991-2005 encompassing a wide range of economic periods. The report shows 34 publicly reported transactions in the folding carton and paper based packaging industry and 33 publicly reported transactions in the rigid plastic packaging industry. In each case, the enterprise value paid was calculated as a percentage of the most recent EBITDA. The data indicates that mean enterprise value/EBITDA multiple was 7.4 times for folding carton and paper based companies and 7.5 times for rigid plastic packaging companies.

Accordingly, using a conservative multiple of 8 times (rather than 7.5 times, which is the mean acquisition multiple of comparable transactions during the last decade), the Fair Market Value of the Convertible Participating Preferred Stock of SCIC is $1,393.34 per share, and the Fair Market Value of the common stock of SCIC is $9.48 per share, which is below the exercise price for the common stock option of $47.32 per share.